Exhibit 10.10

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (this “Agreement”) is made and entered into this 28 day of April, 2025 by and between Spero Therapeutics, Inc., a Delaware corporation (“Company”), and Esther Rajavelu (“Executive”).

WHEREAS, Executive is currently employed by Company as its President and Chief Executive Officer on an interim basis, and as its Chief Financial Officer, Chief Business Officer and Treasurer pursuant to the terms of that certain employment agreement dated October 31, 2023 (the “Prior Employment Agreement”), as amended by that certain letter agreement between Executive and Company dated as of January 10, 2025 (the “Amendment”);

WHEREAS, Executive previously entered into that certain Proprietary Information, Inventions Assignment and Restrictive Covenants Agreement between Company and Executive, dated October 31, 2023 (the “Restrictive Covenant Agreement”), a copy of which is attached as Exhibit A;

WHEREAS, Company desires to employ on a non-interim basis Executive and Executive desires to be employed by Company as its President and Chief Executive Officer, effective as of the Commencement Date (as defined below);

WHEREAS, Company desires to continue to employ Executive and Executive desires to be employed by the Company as its Chief Financial Officer, Chief Business Officer and Treasurer; and

WHEREAS, Executive and Company desire to enter into a formal employment agreement to assure the harmonious performance of the affairs of Company and which sets forth the terms of Executive’s employment by Company as its President, Chief Executive Officer, Chief Financial Officer, Chief Business Officer and Treasurer.

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, Company and Executive hereby agree to amend and restate the Prior Employment Agreement as follows:

1.
Roles and Duties.
a.
Role. Subject to the terms and conditions of this Agreement, Company shall employ Executive as its President, Chief Executive Officer, Chief Financial Officer, Chief Business Officer and Treasurer reporting to Company’s Board of Directors (“Board”). The Executive shall have such duties and responsibilities as are reasonably determined by the Board and are consistent with the duties customarily performed by the principal executive officer and principal financial officer holding the above positions in a similarly situated company in the United States. Executive accepts such employment upon the terms and conditions set forth herein, and agrees to perform such duties and discharge such responsibilities to the best of Executive’s ability. During Executive’s employment, Executive shall devote substantially all of Executive’s business time and energies to the business and affairs of Company. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) performing services for such other companies as Company may designate or permit; (ii) serving, with the prior written consent of the Board, which consent shall not be unreasonably withheld, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses or charitable, educational or civic organizations; (iii) engaging in charitable activities and community affairs; and (iv) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (iii) and (iv) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities to the Company under this Agreement. Executive shall work at the Company in Cambridge, Massachusetts and travel to other locations for meetings and conferences, in line with business needs; however, such travel to Cambridge, Massachusetts is not expected to be more than three days every other week and may be less, depending on business needs. Executive otherwise shall work remotely, and the parties agree that this work schedule is a material term of this Agreement.
a.
Board Membership. The Nominating and Corporate Governance Committee will recommend for the Board for nomination, and the Board shall nominate the Executive to the Board as a Class II Director at the Company’s annual shareholder meeting scheduled for June 12, 2025. If Executive is elected to the Board as a Class II Director, thereafter, during the Term (as defined below), the Nominating and Corporate Governance Committee shall continue to recommend to the Board for nomination, and the Board shall nominate the Executive for reelection to the Board. Executive’s service as a Board member shall be without further compensation. Executive shall resign from the Board effective immediately upon the termination of Executive’s employment with Company for any reason, and in the absence of any other written resignation proffered to the Board, this Agreement upon such termination shall constitute such a written resignation.
2.
Term of Employment.
a.
Term. Subject to the terms hereof, Executive’s employment hereunder shall commence on May 2, 2025 (the “Commencement Date”), and continue until terminated hereunder by either party (such term of employment referred to herein as the “Term”).
b.
Termination. Notwithstanding anything else contained in this Agreement, Executive’s employment hereunder shall terminate upon the earliest to occur of the following:
i.
Death. Immediately upon Executive’s death;
ii.
Termination by Company.
(A)
If because of Executive’s Disability (as defined below in Section 2(c)), upon written notice by Company to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice or such later date as specified in writing by Company;

(B)
If for Cause (as defined below in Section 2(d)), after written notice specifying the basis for Cause, an opportunity to be heard by the Board with counsel and a majority vote of the Board, upon written notice by Company to Executive that Executive’s employment is being terminated for Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by Company, provided that if prior to the effective date of such termination Executive has cured the circumstances giving rise to the Cause (if capable of being cured as provided in Section 2(d)), then such termination shall not be effective; or
(C)
If by Company for reasons other than under Sections 2(b)(ii)(A) or (B), written notice by Company to Executive that Executive’s employment is being terminated, which termination shall be effective thirty (30) days after the date of such notice.
iii.
Termination by Executive.
(A)
If for Good Reason (as defined below in Section 2(e)), written notice by Executive to Company that Executive is terminating Executive’s employment for Good Reason and that sets forth the factual basis supporting the alleged Good Reason, which termination shall be effective within sixty-five (65) days after the date of such notice; provided that if within the thirty (30) day period after the date of such notice, Company has cured the circumstances giving rise to the Good Reason if capable of being cured as provided in Section 2(e), then such termination shall not be effective; or
(B)
If without Good Reason, written notice by Executive to Company that Executive is terminating Executive’s employment, which termination shall be effective no fewer than sixty (60) days after the date of such notice unless waived, in whole or in part, by Company. If such notice is waived by Company, no compensation shall be due or payable for such waived notice.

Notwithstanding anything in this Section 2(b), Company may at any point, under the conditions set forth in Section 2(b)(ii)(B), terminate Executive’s employment for Cause prior to the effective date of any other termination contemplated hereunder; provided that if prior to the effective date of such for-Cause termination Executive has cured the circumstances giving rise to the Cause (if capable of being cured as provided in Section 2(d)), then such termination shall not be effective.

c.
Definition of “Disability”. For purposes of this Agreement, “Disability” shall mean Executive’s incapacity or inability, with or without reasonable accommodations, to perform Executive’s duties and responsibilities as contemplated herein by reason of a medically determinable mental or physical impairment for one hundred twenty (120) days or more within any one (1) year period (cumulative or consecutive), which impairment can reasonably be expected to result in death or can be expected to last for a continuous period of not less than six (6) months. The determination that Executive is disabled hereunder, if disputed by the parties, shall be resolved by a physician reasonably satisfactory to Executive and Company, at Company’s expense, and the determination of such physician shall be final and binding upon both Executive and Company. Executive hereby consents to such examination and consultation by a physician. Company shall keep all information it receives as a result of such inquiry and determination confidential and shall not use it for any purpose other than in connection with exercising its rights under this Agreement.
d.
Definition of “Cause”. As used herein, “Cause” shall mean: (i) Executive’s conviction of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (ii) Executive’s willful failure or refusal (not due to Disability) to comply with lawful directions of the Board, which failure or refusal continues for more than thirty (30) days after written notice is given to Executive by the Board, which notice sets forth in reasonable detail the nature of such failure or refusal; (iii) willful and material breach by Executive of a written Company policy applicable to Executive or Executive’s covenants and/or obligations under this Agreement or the material breach of the Restrictive Covenant Agreement; and/or (iv) material misconduct by Executive that seriously discredits or damages Company or any of its affiliates. Except in the case of (ii) above, it is not necessary that Company’s finding of Cause occur prior to Executive’s termination of service. If Company determines, subsequent to Executive’s termination of service, that prior to Executive’s termination Executive engaged in conduct which would constitute “Cause,” (other than pursuant to (ii) above) then Executive shall have no right to any benefit or compensation under this Agreement.
e.
Definition of “Good Reason”. As used herein, “Good Reason” shall mean: (i) relocation of Executive’s principal business location to a location more than thirty (30) miles from Executive’s then-current principal business location; (ii) a material diminution in Executive’s duties, authority or responsibilities; (iii) a material reduction in Executive’s Base Salary; or (iv) willful and material breach by Company of its covenants and/or obligations under this Agreement; provided that, in each of the foregoing clauses (i) through (iv) (A) Executive provides Company with written notice that Executive intends to terminate Executive’s employment hereunder for one of the grounds set forth in this Section 2(e) within thirty (30) days of such ground occurring, (B) if such ground is capable of being cured, Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (C) Executive terminates by written notice Executive’s employment within sixty-five (65) days from the date that Executive provides the notice contemplated by clause (A) of this Section 2(e). For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason, and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason. In addition, Executive may terminate Executive’s employment for Good Reason, subject to compliance with the timing and notice requirements herein, within one (1) year following a Change in Control (as defined below) if, after the Change in Control, Executive is not an executive of the parent company, provided that Executive’s roles, responsibilities and scope of authority within the subsidiary are not comparable to Executive’s roles, responsibilities and scope of authority with Company prior to the Change in Control. For purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences for either party with respect to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and any successor statute, regulation and guidance thereto.
3.
Compensation.
a.
Base Salary. Commencing on the Commencement Date, Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $620,000.00. The Base Salary shall be payable in substantially equal periodic installments in accordance with Company’s payroll practices as in effect from time to time. Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates. The Board or an appropriate committee thereof shall, on an annual basis, review the Base Salary, which may be adjusted upward (but not downward) at Company’s discretion.
b.
Annual Performance Bonus. Executive shall be eligible to receive an annual cash bonus (the “Annual Performance Bonus”), with the target amount of such Annual Performance Bonus equal to fifty-percent (50%) of Executive’s Base Salary in the year to which the Annual Performance Bonus relates; provided that the actual amount of the Annual Performance Bonus may be greater or less than such target amount. The amount of the Annual Performance Bonus shall be determined by the Board or an appropriate committee thereof in its sole discretion, and shall be paid to Executive no later than March 15th of the calendar year immediately following the calendar year in which it was earned. Except as provided in Section 4, Executive must be employed by Company on the last day of the applicable fiscal year to which the Annual Performance Bonus relates in order to be eligible for, and to be deemed as having earned, such Annual Performance Bonus. Company shall deduct from the Annual Performance Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.
c.
Equity. In addition to the equity awards currently outstanding, and subject to approval by the Board or an authorized delegate thereof, Company shall award Executive 185,000 restricted stock units (“RSUs”) under Company’s 2017 Stock Incentive Plan, as amended (the “Plan”). The RSUs shall be subject to the terms and conditions of the Plan and the applicable equity agreement between the Executive and Company entered into pursuant thereto (the “RSU Agreement”). The RSUs shall vest in four (4) equal annual installments beginning on the first anniversary of the Commencement Date, subject to Executive’s continued employment through each applicable vesting date, except as otherwise provided in the RSU Agreement. Notwithstanding the foregoing, Executive shall be eligible to be considered for the grant of other stock options and/or other equity-based awards commensurate with Executive’s position and responsibilities commencing with the 2026 performance year. The amount, terms and conditions of any other stock option, restricted stock unit or other equity-based award shall be determined by the Board or an appropriate committee thereof in its discretion and set forth in the applicable equity plan and other documents governing the award. Nothing in this Section is intended to be a promise or guarantee of future grants or participation in any equity programs.
d.
Flexible Time Off. In addition to standard paid holidays, Company employees may take time off as needed and appropriate under the circumstances, including for vacation and personal time, consistent with Company’s Flexible Time Off (“FTO”) Policy. While Company does not require a minimum amount of FTO be taken for planned vacation each year, or impose a pre-determined maximum vacation amount, Executive is encouraged to take at least fifteen (15) days of FTO per year. And, as general guidelines, FTO should be generally capped at twenty five (25) days per calendar year.
e.
Fringe Benefits. Executive shall be eligible to participate in all benefit/welfare plans and fringe benefits provided to Company senior executives. Executive understands that, except when prohibited by applicable law, Company’s benefit plans and fringe benefits may be amended by Company from time to time in its sole discretion. The terms of any such benefits shall be governed by the applicable plan documents and Company policies in effect from time to time.
f.
Reimbursement of Expenses. Company shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of Company’s business in accordance with Company’s policies with respect thereto as in effect from time to time. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. For purposes of clarity, the Company agrees to pay all reasonable travel expenses associated with the Executive’s travel to Cambridge, Massachusetts or elsewhere for business purposes.
g.
Indemnification. Executive shall be entitled to indemnification with respect to Executive’s services provided hereunder pursuant to your Indemnification Agreement dated November 6, 2023 (“Indemnification Agreement”), Delaware law, the terms and conditions of Company’s certificate of incorporation and/or by-laws, and Company’s standard indemnification agreement for directors and officers as executed by Company and Executive. Executive shall be entitled to coverage under Company’s Directors’ and Officers’ (“D&O”) insurance policies that it may hold now or in the future to the same extent and in the same manner (i.e., subject to the same terms and conditions) that Company’s other executive officers are entitled to coverage under any of Company’s D&O insurance policies that it may have.
h.
Forfeiture/Clawback. All compensation shall be subject to any forfeiture or clawback policy established by Company generally for senior executives from time to time and any other such policy required by applicable law.

4.
Payments Upon Termination.
(a)
Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means: (i) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment with Company and has not yet been paid; (ii) any accrued but unused PTO pursuant to Company’s standard policy and practices; and (iii) the amount of any expenses properly incurred by Executive on behalf of Company prior to any such termination and not yet reimbursed. Executive’s entitlement to any other compensation or benefit under any plan of Company shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.
(b)
Termination by Company for Cause. If Executive’s employment hereunder is terminated by Company for Cause, then Company shall pay the Accrued Obligations to Executive promptly following the effective date of such termination and shall have no further obligations with respect to any benefit or compensation under this Agreement to Executive hereunder.
(c)
Termination by Executive Without Good Reason. If Executive’s employment hereunder is terminated by Executive without Good Reason, then Company shall pay the Accrued Obligations and any accrued and unpaid Annual Performance Bonus for the prior fiscal year to Executive promptly following the effective date of such termination and shall have no further obligations with respect to any benefit or compensation under this Agreement to Executive hereunder.
(d)
Termination as a Result of Executive’s Disability or Death. If Executive’s employment hereunder terminates as a result of Executive’s Disability or death, promptly after such termination Company shall pay to Executive (i) the Accrued Obligations; (ii) any accrued and unpaid Annual Performance Bonus for the prior fiscal year; and (iii) the Pro-Rated Bonus (as defined below) and, shall have no further obligations with respect to any benefit or compensation under this Agreement to Executive hereunder. As used in this Section 4, “Pro-Rated Bonus” shall mean an amount in cash equal to the target of Annual Performance Bonus for which Executive would have been eligible with respect to the year in which termination of Executive’s employment occurs multiplied by a fraction, the numerator of which is the number of days during which Executive is employed by Company during the year of termination and the denominator of which is 365.
(e)
Termination by Company Without Cause or by Executive For Good Reason. In the event that Executive’s employment is terminated by action of Company other than for Cause (excluding death and Disability), or Executive terminates Executive’s employment for Good Reason, then, in addition to the Accrued Obligations and any accrued and unpaid Annual Performance Bonus for the prior fiscal year, Executive shall receive the following, subject to the terms and conditions described in Section 4(h) (including Executive’s execution of the Release (as defined therein)):

(i)
Severance Payments . Continuation of payments in an amount equal to Executive’s then-current Base Salary for a twelve (12) month period, less all customary and required taxes and employment-related deductions, in accordance with Company’s normal payroll practices (provided such payments shall be made at least monthly), commencing on the first payroll date following the date on which the Release required by Section 4(h) becomes effective and non-revocable, but not after sixty (60) following the effective date of termination from employment; provided, that if the 60th day falls in the calendar year following the year during which the termination or separation from service occurred, then the payments shall commence in such subsequent calendar year; provided further that if such payments commence in such subsequent year, the first such payment shall be a lump sum in an amount equal to the payments that would have come due since Employee’s separation from service.
(ii)
Pro Rata Bonus. Payment of the Pro-Rated Bonus, paid to Executive no later than March 15 of the calendar year next succeeding the year of termination of employment, after deduction of all amounts required to be deducted or withheld under applicable law.
(iii)
Benefits Payments. Upon completion of appropriate forms and subject to applicable terms and conditions under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Company shall continue to provide Executive medical insurance coverage to the same extent that such insurance continues to be provided to similarly situated executives at the time of Executive’s termination with the cost of the regular premium for such benefits shared in the same relative proportion by Company and Executive as in effect on the last day of employment (the “COBRA Payment”), until the earlier to occur of: (i) twelve (12) months following Executive’s termination date, and (ii) the date Executive becomes eligible for medical benefits with another employer. Notwithstanding the foregoing, if Executive’s COBRA Payment would cause the applicable group health plan to be discriminatory and, therefore, result in adverse tax consequences to Executive, Company shall, in lieu of the COBRA Payment, provide Executive with an equivalent monthly cash payment, minus deduction of all amounts required to be deducted or withheld under applicable law, for any period of time Executive is eligible to receive the COBRA Payment. Executive shall bear full responsibility for applying for COBRA continuation coverage and Company shall have no obligation to provide Executive such coverage if Executive fails to elect COBRA benefits in a timely fashion.

Payment of the above described severance payments and benefits are expressly conditioned on Executive’s execution without revocation of the Release required under Section 4(h) and return of Company property under Section 6.

(f)
Termination by Company Without Cause or by Executive For Good Reason Following a Change in Control. In the event that a Change in Control (as defined below) occurs and within a period of one (1) year following the Change in Control, or ninety (90) days preceding the earlier to occur of a Change in Control or the execution of a definitive agreement the consummation of which would result in a Change in Control (provided the Change in Control then occurs) and Executive’s employment is terminated other than for Cause (excluding death and Disability), or Executive terminates Executive’s employment for Good Reason, then, in addition to the Accrued Obligations and any accrued and unpaid Annual Performance Bonus for the prior fiscal year, Executive shall receive the following, subject to the terms and conditions described in Section 4(g) (including Executive’s execution of the Release):

(i)
Lump Sum Severance Payment. Payment of a lump sum amount equal to eighteen (18) months of Executive’s then-current Base Salary, plus one-and-one- half (1.5) times the target amount of the Annual Performance Bonus described in Section 3(b), less all customary and required taxes and employment-related deductions, paid on the first payroll date following the later of the date on which the Release required by Paragraph 4(h) becomes effective and non-revocable and the date on which the Change in Control closes, but not after sixty (60) days following the later of the effective date of termination from employment and the closing date of the Change in Control; provided, that if the termination occurs prior to the closing of the Change in Control and Executive previously received payment under Section 4(e)(i), those amounts will be offset from the payment due under this Section, and provided further that if the 60th day falls in the calendar year following the year during which the termination or separation from service occurred, then the payment shall be paid in such subsequent calendar year.
(ii)
Equity Acceleration. On the date of termination of Executive’s employment, unless the termination of Executive’s employment occurs prior to the consummation of the Change of Control, in which case immediately prior to the closing of the Change in Control, Executive shall become fully vested in any and all equity awards outstanding as of the date of Executive’s termination and this provision shall supersede any option acceleration provision contained in any option agreement outstanding on the effective date of termination from employment.
(iii)
Benefit Payments. Upon completion of appropriate forms and subject to applicable terms and conditions under COBRA, Company shall continue to provide Executive the COBRA Payment until the earlier to occur of: (i) eighteen (18) months following Executive’s termination date, or (ii) the date Executive becomes eligible for medical benefits with another employer. Notwithstanding the foregoing, if Executive’s COBRA Payment would cause the applicable group health plan to be discriminatory and, therefore, result in adverse tax consequences to Executive, Company shall, in lieu of the COBRA Payment, provide Executive with an equivalent monthly cash payment, minus deduction of all amounts required to be deducted or withheld under applicable law, for any period of time Executive is eligible to receive the COBRA Payment. Executive shall bear full responsibility for applying for COBRA continuation coverage and Company shall have no obligation to provide Executive such coverage if Executive fails to elect COBRA benefits in a timely fashion. Company also shall pay any administrative fee associated with COBRA benefits.

Payment of the above described severance payments and benefits are expressly conditioned on Executive’s execution without revocation of the Release required under Section 4(h) and return of Company property under Section 6. In the event that Executive is eligible for the severance payments and benefits under this Section 4(f), Executive shall not be eligible for any of the severance payments and benefits as provided in Section 4(e) (and amounts paid under Section 4(e) in the event the termination of Executive’s employment occurs prior to the Change in Control will be offset against amounts payable under this Section 4(f).

(g)
As used herein, a “Change in Control” shall mean the occurrence of any of the following events that constitutes a “change in ownership”, a “change in effective control”, or a “change in the ownership of substantial assets” of Company as defined in Treasury Regulation Section 1.409A-3(i)(5) as further defined below:

(i)
Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Company representing fifty percent (50%) or more of the total voting power represented by Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by Company, or any affiliate, parent or subsidiary of Company, or by any employee benefit plan of Company) pursuant to a transaction or a series of related transactions; or
(ii)
Merger/Sale of Assets. (A) A merger or consolidation of Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least fifty percent (50%) of the total voting power represented by the voting securities of Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; (B) or the sale or disposition by Company of all or substantially all of Company’s assets; or
(iii)
Change in Board Composition. A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of Company as of the date of this Agreement, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors, or by a committee of the Board made up of at least a majority of the Incumbent Directors, at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors).
(h)
Execution of Release of Claims. Company shall not be obligated to pay Executive any of the severance payments or benefits described in this Section 4 unless and until Executive has executed (without revocation) a release of claims as described below (the “Release”). The Release shall contain reasonable and customary provisions including a general release of claims against Company and its affiliated entities and each of their officers, directors, and employees as well as mutual non-disparagement, any non-competition and non-solicitation provisions previously signed, confidentiality, and cooperation. The Release must be provided to Executive no later than fifteen (15) days following the effective date of termination of Executive’s employment by Company and executed by Executive, returned to Company and no longer subject to revocation within sixty (60) days after such effective date. If Executive fails or refuses to execute and return the Release and the Release become irrevocable within such 60-day period, Executive’s severance payments and benefits to be paid hereunder shall be forfeited.
(i)
No Other Payments or Benefits Owing. Except as expressly set forth herein, the payments and benefits set forth in this Section 4: (a) shall be the sole amounts owing to Executive upon termination of Executive’s employment for the reasons set forth above, and Executive shall not be eligible for any other payments or other forms of compensation or benefits; (b) shall be the sole remedy, if any, available to Executive in the event that Executive brings any claim against Company relating to the termination of Executive’s employment under this Agreement; and (c) shall not be subject to set-off by Company or any obligation on the part of Executive to mitigate or to offset compensation earned by Executive in other pursuits after termination of employment, other than as specified herein with respect to the COBRA Payment if and when Executive is eligible to medical benefits provided by another employer.
5.
Prohibited Competition and Solicitation. Executive expressly acknowledges that: (a) there are competitive and proprietary aspects of the business of Company; (b) during the course of Executive’s employment, Company shall furnish, disclose or make available to Executive confidential and proprietary information and may provide Executive with unique and specialized training; (c) such Confidential Information and training have been developed and shall be developed by Company through the expenditure of substantial time, effort and money, and could be used by Executive to compete with Company; and (d) in the course of Executive’s employment, Executive shall be introduced to customers and others with important relationships to Company, and any and all “goodwill” created through such introductions belongs exclusively to Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between Executive and any customers of Company. In light of the foregoing acknowledgements, and as a condition of continued employment hereunder, Executive hereby reaffirms, reconfirms and reapproves the Restrictive Covenant Agreement as a binding obligation of the Executive, enforceable in accordance with its terms.
6.
Property and Records. Upon the termination of Executive’s employment hereunder for any reason or for no reason, or if Company otherwise requests, Executive shall: (a) return to Company all tangible business information and copies thereof (regardless how such Confidential Information or copies are maintained), and (b) deliver to Company any property of Company which may be in Executive’s possession, including, but not limited to, smart phones, laptops, cell phones, tablets (the foregoing, “electronic devices”), products, materials, memoranda, notes, records, reports or other documents or photocopies of the same. Executive may retain copies of any exclusively personal data contained in or on Company-owned electronic devices returned to Company pursuant to the foregoing. The foregoing notwithstanding, Executive understands and agrees that Company property belongs exclusively to Company, it should be used for Company business, and Executive has no reasonable expectation of privacy on any Company property or with respect to any information stored thereon.
7.
Cooperation. During and after Executive’s employment, Executive shall fully cooperate with Company to the extent reasonable in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Company (other than claims directly or indirectly against Executive) which relate to events or occurrences that transpired while Executive was employed by Company. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Company at mutually convenient times. During and after Executive’s employment, Executive also shall fully cooperate with Company to the extent reasonable in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by Company. Company shall reimburse Executive for any reasonable out- of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this section. In addition, Company shall compensate Executive on an hourly basis, based on a rate commensurate with Executive’s Base Salary in effect prior to termination, for time Executive spends in excess of 10 hours in any calendar quarter providing services to the Corporation after termination.
8.
Code Sections 409A and 280G. In the event that the payments or benefits set forth in Section 4 of this Agreement constitute “non-qualified deferred compensation” subject to Section 409A, then the following conditions apply to such payments or benefits:
(a)
Any termination of Executive’s employment triggering payment of benefits under Section 4 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to Company at the time Executive’s employment terminates), any such payments under Section 4 that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 8(a) shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.
(b)
Notwithstanding any other provision with respect to the timing of payments under Section 4 if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” of Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under Section 4 which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4.
(c)
It is intended that each installment of the payments and benefits provided under Section 4 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
(d)
Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A. Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

(e)
If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change in Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.
9.
General.
(a)
Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.

Notices to Executive shall be sent to the last known address in Company’s records or such other address as Executive may specify in writing.

Notices to Company shall be sent to:

Spero Therapeutics, Inc.

675 Massachusetts Ave., 14th Floor Cambridge, MA 02139

Attn: Board of Directors

(b)
Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.
(c)
Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given and shall not constitute a continuing waiver or consent.
(d)
Assignment. Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company’s business or that aspect of Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of Company.

(e)
Governing Law/Dispute Resolution. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts.
(f)
Jury Waiver. ANY, ACTION, DEMAND, CLAIM, OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE, AND EACH OF COMPANY AND EXECUTIVE WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.
(g)
Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.
(h)
Entire Agreement. This Agreement, the Indemnification Agreement, your retention agreement dated November 13, 2024, your equity agreements and the Restrictive Covenant Agreement, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof, including, without limitation, the Prior Employment Agreement and the Amendment. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.
(i)
Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes an electronic or .PDF signature shall be treated as an original.
10.
Reimbursement. Company agrees to reimburse Executive for reasonable legal fees and expenses incurred in connection with the preparation of this Agreement up to $10,000.00.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ESTHER RAJAVELU	SPERO THERAPEUTICS, INC.

/s/ Esther Rajavelu	By:	/s/ Frank Thomas
Signature	Name:	Frank Thomas
	Title:	Chairperson of the Board

EXHIBIT A

RESTRICTIVE COVENANT AGREEMENT